Exhibit 10.31

FIRST AMENDMENT TO SUNFUELS, INC.,

2005 STOCK OPTION PLAN

Sunfuels, Inc., a Colorado corporation, hereby adopts this First Amendment to Sunfuels, Inc., 2005 Stock Option Plan (“Plan”)

1. Section 3(a) of the Plan shall be amended to read in its entirety as follows:

Section 3(a). Shares Reserved for Issuance. The total number of shares of Stock reserved and available for distribution under the Plan shall be 260,000. Such shares shall consist of authorized and un-issued shares of Stock.

If any shares become available as a result of canceled, unexercised, lapsed, or terminated Stock Options, or if any shares subject to any Restricted Sock award granted hereunder are forfeited or terminated, such shares shall again be available for distribution in connection with future awards under the Plan. Notwithstanding the foregoing, no person shall receive grants of Stock Options under this Plan in excess of 100,000 shares during any fiscal year of the Company.

2. Except as expressly amended hereby, the Plan shall continue in full force and effect.

Adopted by the Board of Directors by unanimous written consent on January 1, 2006.